                            [NATIONSBANK LETTERHEAD]

                                                                   EXHIBIT 10.48

September 27, 1996

United Dental Care, Inc.
14755 Preston Road, Suite 300
Dallas, Texas 75240
Attention: Mr. Mark Pape

Dear Mark:

This letter (the "COMMITMENT LETTER") will confirm the understanding of United Dental Care, Inc., a Delaware corporation ("BORROWER") and NationsBank of Texas, N.A. ("NATIONSBANK") regarding Borrower's retention of NationsBank to serve as Administrative Agent in connection with a revolving credit facility in the amount of up to $50,000,000.00 (the "FACILITY") as set forth in the Summary of Terms and Conditions attached hereto (the "TERM SHEET"). In addition, subject to the conditions set forth herein and in the Term Sheet, NationsBank is pleased to advise you of its commitment to provide up to $35,000,000.00 of the Facility.

The amount of the Facility in excess of NationsBank's commitment hereunder is subject to obtaining an additional lender or lenders, acceptable to NationsBank and Borrower, provided that NationsBank has no obligation to obtain such additional lender or lenders. Borrower agrees to actively assist NationsBank in achieving a syndication that is satisfactory to Borrower and NationsBank. The syndication will be accomplished by a variety of means, including a bank meeting and direct contact during the syndication among senior officers, representative, and advisors of Borrower and its affiliates and the proposed lenders. Borrower also agrees to actively assist NationsBank in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication.

This Commitment Letter and the Term Sheet (collectively, the "COMMITMENT DOCUMENTS") represent an outline of the basis on which NationsBank is prepared to act as Administrative Agent and to provide its commitment under the Facility to Borrower. The terms and conditions of the Facility, while substantially defined in the Term Sheet, are not necessarily limited to those set forth in the Term Sheet.

Until the closing date, NationsBank's commitment hereunder and in the Term Sheet is subject to: (a) NationsBank's continuing satisfaction that there has not occurred any material adverse change in the financial condition, business, operations, assets, or prospects of Borrower and its subsidiaries (collectively, the "COMPANIES"); and (b) the negotiation, execution, and delivery of definitive documentation with respect to the Facility ("LOAN DOCUMENTS") in form and substance satisfactory to Borrower, NationsBank, and their respective counsel, which Loan Documents will include, without limitation, the terms and conditions set forth in the Term Sheet, provisions customary for this type of financing transaction and other provisions that NationsBank may reasonably request. If, on or before the closing date, NationsBank's continuing review of Borrower and the other Companies discloses material information relating to conditions or events not previously disclosed to NationsBank or additional developments (including, without limitation, in the condition (financial or otherwise), assets, properties, business,


Commitment Letter

United Dental Care, Inc.
September 27, 1996
Page 2


operations, or prospects of Borrower and the other Companies), then NationsBank may, in its sole discretion, require reasonable changes in the Term Sheet to reflect alternative financing amounts or structures that are satisfactory to NationsBank or it may withdraw its commitment hereunder.

Borrower hereby represents and covenants that, to the best of its knowledge, all information and data, concerning Borrower and the other Companies (the "INFORMATION") which has been or is hereafter made available to NationsBank by or on behalf of Borrower and the other Companies in connection with the proposed Facility, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact and does not fail to state any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. Borrower agrees to supplement the Information from time to time until the closing date of the Loan Documents, so that the representation and warranty in the preceding sentence is correct on such closing date. Borrower hereby acknowledges and consents that NationsBank may share the Information, and any other information or matters relating to Borrower and the other Companies or the transactions contemplated hereby with affiliates of NationsBank and any prospective lenders, and that such affiliates and prospective lenders may likewise share information relating to Borrower and the other Companies or such transactions with NationsBank.

BORROWER, FOR ITSELF AND ON BEHALF OF THE OTHER COMPANIES, INDEMNIFIES, PROTECTS, AND HOLDS EACH INDEMNIFIED PARTY (DEFINED BELOW) HARMLESS FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES. NO INDEMNIFIED PARTY, HOWEVER, IS ENTITLED TO INDEMNITY UNDER THIS PARAGRAPH FOR ITS OWN FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT. As used in this paragraph (a) "INDEMNIFIED PARTIES" means (i) NationsBank, (ii) its parents, subsidiaries, other affiliates, directors, officers, employees, agents, attorneys, and other representatives, and (iii) its present and future heirs, personal representatives, successors, and assigns, and (b) "INDEMNIFIED LIABILITIES" means all present and future obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, amounts paid in settlement, and reasonable costs, expenses (including, without limitation, all reasonable attorneys' fees and reasonable legal expenses whether or not any proceeding is instituted or the Indemnified Party is a party to any proceeding if instituted), and disbursements of any kind or nature that may at any time be imposed on, incurred by, or asserted against any Indemnified Party that in any way directly or indirectly relates to or arises out of (i) the Commitment Documents, the proposed Facility, or any transaction (whether or not ever consummated) contemplated by the Commitment Documents or to be financed by the Facility, (ii) any statements, representations, or warranties made by Borrower or any of the other Companies in any Commitment Document, (iii) any Indemnified Party's SOLE OR CONCURRENT ORDINARY NEGLIGENCE, or (iv) any Indemnified Party's investigation, defense, or participation in any of the foregoing. THE PROVISIONS OF AND UNDERTAKINGS AND INDEMNIFICATION IN THIS PARAGRAPH SHALL SURVIVE THE TERMINATION OF THE COMMITMENT DOCUMENTS AND THE EXECUTION AND DELIVERY, IF EVER, OF DEFINITIVE LOAN DOCUMENTS. No Indemnified Party shall be responsible or liable to any other party hereto or any other person for incidental or consequential damages (including any loss of profit) which may be alleged as a result of the Commitment Documents, or the transactions evidenced or contemplated hereby or thereby.

                                     -2-
Commitment Letter

United Dental Care, Inc.
September 27, 1996
Page 3



Borrower hereby agrees, promptly upon request therefor by NationsBank, to reimburse NationsBank for reasonable costs and expenses incurred by NationsBank (including, without limitation, reasonable attorneys' fees and expenses and reasonable expenses and fees of other outside experts) arising in connection with the negotiation, preparation, execution, and delivery of the Commitment Documents and/or the Loan Documents, and out-of-pocket expenses in connection with the closing of the financing contemplated hereby (irrespective of whether the transactions contemplated hereby are consummated).

The obligation of Borrower and the other Companies under the indemnification and expense reimbursement provisions of this Commitment Letter shall continue on and after any termination of this Commitment Letter and are and shall remain the absolute obligations of Borrower and the other Companies, unless and until superseded by the indemnity provisions of definitive Loan Documents on and as of the effective date thereof.

Except as required by applicable law, the Commitment Documents and the contents of such documents shall not be disclosed by Borrower or the other Companies to any third party without the prior written consent of NationsBank, other than to attorneys, financial advisors, and accountants of Borrower and the other Companies (and whom, in each case, shall be made aware of this covenant not to disclose), in each case only to the extent necessary in the reasonable judgement of Borrower or the other Companies or as required by applicable law. Prior to any such legally required disclosure, Borrower shall give NationsBank prompt advance notice of any such intended disclosure and should make commercially reasonably efforts to attempt to obtain confidential treatment of such disclosure.

THIS LETTER AGREEMENT AND THE TERM SHEET (INCLUDING ALL EXHIBITS OR SCHEDULES HERETO OR THERETO) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND EXPRESSLY WAIVES ANY RIGHTS SUCH PARTY MAY HAVE TO TRIAL BY JURY WITH RESPECT TO ANY MATTER CONTAINED IN OR ARISING FROM THE COMMITMENT DOCUMENTS OR THE ACTIONS OF THE PARTIES RELATED THERETO.

This Commitment Letter (including, the attachments hereto), and the obligations hereunder shall not be assignable by Borrower without the prior written consent of NationsBank.

If Borrower is in agreement with the foregoing, then please execute a copy of this Commitment Letter and return it to NationsBank, together with a commitment fee of $100,000.00 representing the portion of the commitment fee required to be paid upon acceptance hereof in accordance with the Term Sheet, no later than 5:00 p.m. (Dallas, Texas time) on October 7, 1996. This Commitment Letter and the Commitment of NationsBank herein shall terminate if not accepted by Borrower prior to that time. This Commitment Letter shall become effective upon delivery to NationsBank of executed counterparts of this Commitment Letter. Following acceptance by Borrower, this Commitment Letter and NationsBank's commitment



                                     -3-
Commitment Letter

United Dental Care, Inc.
September 27, 1996
Page 4


hereunder shall terminate at 5:00 p.m. (Dallas, Texas time) on October 31, 1996, unless on or prior to such time the Loan Documents have been duly executed and delivered.

This Commitment Letter may be executed in counterparts, which, taken together, shall constitute one agreement. The Commitment Documents embody the entire agreement and understanding among NationsBank and Borrower with respect to the specific matters set forth herein, and supersedes all prior agreements and understandings relating to the subject matter hereof. THE COMMITMENT DOCUMENTS CONSTITUTE THE COMPLETE AND FINAL AGREEMENT OF THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. The agreements made herein may be modified only by written agreement signed by NationsBank and Borrower. The provisions of this letter will be superseded by the Loan Documents on the effective date thereof.

Please execute a copy of this Commitment Letter in the space provided below to acknowledge your agreement to the foregoing.



Very truly yours,


NATIONSBANK OF TEXAS, N.A.


By:  /s/ CECIL G. EDWARDS, JR.
    ----------------------------
       Cecil G. Edwards, Jr.
       Senior Vice President




AGREED TO AND ACCEPTED THIS
1ST DAY OF OCTOBER, 1996


UNITED DENTAL CARE, INC.,
a Delaware corporation

By:  /s/  MARK E. PAPE
   -----------------------------
   Name:  Mark E. Pape
   Title: Senior Vice President
          Chief Financial Officer




                                     -4-
Commitment Letter

                            United Dental Care, Inc.

                        Summary of Terms and Conditions
                     For Proposed Revolving Credit Facility

                               September 27, 1996


--------------------------------------------------------------------------------

BORROWER                  United Dental Care, Inc. ("Borrower" or the "Company")

AGENT                     NationsBank of Texas, N.A. ("NationsBank" or the
                          "Agent")

LENDERS Agent and a syndicate of other lenders reasonably acceptable to Agent and Borrower.

FACILITY                  Revolving Credit Facility of up to $50,000,000.
                          Initial underwritten funding: up to $35MM in a committed Revolving Credit Facility.
                          Secondary "best efforts" funding: an additional $15MM upon confirmation or a participant.

PURPOSE Fund future acquisitions of all or substantially all of the capital stock of domestic entities ("Qualified Companies") that are (a) dental maintenance organizations, or other similar entities and (b) whose business is comprised of more than fifty percent (50%) prepaid dental plans (as opposed to indemnity plans), issuance of Letters of Credit, provide for capital expenditures, and other general working capital needs (working capital
                          sublimit of   $5MM) of Borrower.

CLOSING DATE              Transaction to close by October 31, 1996 or on such
                          other date as the parties may select.

MATURITY                  Two (2) years from closing.

COLLATERAL                Perfected, first priority liens and security interests
                          in all outstanding capital stock of all Subsidiaries of Borrower and all outstanding capital stock of all Subsidiaries of Borrower's Subsidiaries
                          ("Collateral"). Negative pledge on all other assets.

INTEREST RATES            At the Borrower's option, the Agent's Prime Rate or
                          LIBOR plus the Applicable Margin determined in accordance with the Pricing Grid (see Exhibit 1).

INTEREST PERIODS          For LIBOR loans, one, three or six months, subject to
                          availability.





                            United Dental Care, Inc.
                        Summary of Terms and Conditions

LETTER OF CREDIT FEES     Refer to the Pricing Grid (Exhibit I).

DRAWDOWNS                 Drawdowns are at the Borrower's discretion with same
                          business day notice for the Prime Rate option and three business days notice for LIBOR advances.

CONDITIONS TO
ADVANCES In addition to customary conditions precedent to advances, advances for the purpose of making an acquisition shall also be subject to the following conditions:

                          (a) Borrower shall have provided to Agent (i) current financial statements and historical operating information on the target (ii) A pro-forma balance sheet of Borrower, together with pro-forma operating projections for the three (3) year period following the acquisition, (iii) A pro-forma compliance certificate showing calculations of all financial covenants set forth in the loan agreement, and (iv) A copy of the results of Borrower's due diligence with respect to the target Qualified Company.

                          (b)  Lender shall have notified Borrower within ten
                          (10) days of receipt of the information described in
                          (a) above in form and substance acceptable to Lender that Lender has approved the acquisition of the target Qualified Company.

                          The conditions in (a) and (b) above shall not apply to the purchase of any Qualified Company for which the aggregate indebtedness incurred by Borrower or any Subsidiary, in order to purchase such Qualified Company, is equal to or less than $12MM.

ORIGINATION FEE           3/8 of 1% of the $35MM Initial Funding -- $100,000
                          payable upon acceptance of the Commitment letter with the remainder due upon confirmation of a participant.

                          3/8 of 1% of the $15MM Secondary Funding amount payable upon confirmation of a participant.

PARTICIPATION FEE         $20,000 payable to Agent upon confirmation of
                          participant(s).

UNUSED FEE                Commencing on the Closing Date, a non-refundable fee
                          (in the percentage per annum specified in the Performance Pricing Grid) will accrue and be payable quarterly in arrears on the average daily unused portion of the Revolving Credit Facility and on the Revolving Credit facility commitment termination date.

ADMINISTRATION FEE        An Administration Fee of $15,000 will be charged by
                          the Agent on an annual and ongoing basis upon confirmation and delivery of a participant in the credit.





                            United Dental Care, Inc.
                        Summary of Terms and Conditions

REPAYMENT                 Interest payments will be due at the earlier of the
                          expiration of the match funding period and on a quarterly basis. Outstanding principal of and any unpaid interest on the Revolving Credit Facility shall be repaid at maturity.

VOLUNTARY
PREPAYMENTS/
REDUCTIONS                The Borrower may prepay the Revolving Credit Facility
                          or permanently reduce the unused Revolving Credit commitments in whole or in part, upon three days notice, in minimum amounts of $1,000,000 or integral multiples thereof, subject to usual LIBOR breakage costs. Commitments canceled may not be reborrowed or reinstated.

MANDATORY
PREPAYMENTS/
REDUCTIONS                The greater of $20,000,000 or 50% of net proceeds
                          from any permitted debt issuance or equity offering by the Borrower will be required to reduce this facility. Repayment to be made within 30-45 days of the completion of the offering. No penalty will be assessed for prepayment of principal, however, LIBOR breakage costs, if any, shall be for the account of the Borrower. The mandatory prepayments will not reduce the total commitment amount of the Revolving
                          Credit Facility.

REPORTING
REQUIREMENTS              Periodic financial reporting, including, but not
                          limited to the following: audited annual financial statements, auditor's management letter, quarterly financial statements, quarterly compliance certificates and such other information including, but not limited to, filings with federal and state regulatory authorities, that may from time to time be requested by the Agent and Lenders.

CONDITIONS
PRECEDENT                 Usual and customary for transactions of this nature
                          including, without limitation, the following:

                          Execution and delivery of satisfactory credit, security and other related documentation embodying the structure terms and conditions contained herein.

                          Receipt and satisfactory review of due diligence materials mutually acceptable to Borrower and Agent.

                          Receipt of closing certificates, opinions of counsel, etc., usual and customary for transactions of this nature.

REPRESENTATIONS


                            United Dental Care, Inc.
                        Summary of Terms and Conditions

AND WARRANTIES            Usual and customary for transactions of this nature,
                          including any antitrust issues.

AFFIRMATIVE
COVENANTS                 Usual and customary for transactions of this nature,
                          including the Borrower's payment of applicable legal fees.

NEGATIVE
COVENANTS                 Usual and customary for the type of transaction
                          proposed and others to be reasonably specified by the Agent, including, without limitations as follows
                          (which covenants shall include such exclusions as the Agent and Borrower shall agree):

                          Restricting the incurrence of additional debt, leases and contingent liabilities, including without limitation, negative pledges on assets and sale-leaseback transactions.

                          Restricting the making of dividends or similar distributions.

                          Restricting the incurrence of liens (other than Permitted Liens) or other encumbrances.

                          Restricting the sale of assets or similar transfers, other than in the ordinary course of business or in connection with Permitted Dispositions.

                          Restricting the making of investments or acquisitions (in a single transaction or in a series of related transactions) other than Permitted Acquisitions.

FINANCIAL
COVENANTS                 Usual and customary for transactions of this nature
                          and others to be reasonably specified by the Agent to include but not be limited to:

                          Maintenance of a Minimum Liquidity Ratio: Ratio should exceed 1.50 to 1.0 and would be defined as:

                             Cash and Cash Equivalents to the sum of (A)
                             Accounts Payable and Accrued Expenses and (B) Claims Reserve.

                          Maintenance of a Minimum Fixed Charge Coverage Ratio:
                          Ratio to be discussed and would be defined as:

                             the sum of (A) Consolidated Adjusted Net Income,
                             (B) Income Taxes with respect to such Consolidated Adjusted Net Income, (C) Operating Lease Expense,
                             (D) Rent Expense, and (E) Interest Expense to the sum of (A) Interest Expense, (B) Operating Lease Expense, and (C) Rent Expense, in each case for Borrower and the Consolidated Subsidiaries and for the four fiscal quarters ending on the date of determination.





                            United Dental Care, Inc.
                        Summary of Terms and Conditions

                          Maintenance of a Maximum Funded Debt to EBITDA Ratio of 3.00:1.00 and would be defined as the following:

                             Funded Debt is the sum of (A) Senior Debt, (B) Seller Notes, (C) Capitalized Leases, (D) Subordinated Debt and (E) Letters of Credit divided by the Borrower's Consolidated Net Income before Interest Expense, Taxes, Depreciation, and Amortization.

                             EBITDA for acquired entities to be calculated from the date of acquisition on an annualized basis. EBITDA for Borrower to be calculated on a rolling four quarter basis.

                             Seller Notes to include non-compete and consulting agreements.

                          Maximum Funded Debt to Total Capitalization not to exceed 0.50:1.00.

                          Maintenance of A Minimum Net Worth of $64,000,000 plus 100% of proceeds from an equity offering.

YIELD PROTECTION          Protective provisions for such matters as increased
                          costs, capital adequacy, funding losses, illegality and LIBOR reserve requirements. All payments shall be made free of taxes.

EVENTS OF
DEFAULT Usual and customary for similar transactions and appropriate others for this particular transaction, including, but not limited to, nonpayment of fees, interest, or principal when due; breach of representations, warranties, or covenants; breach of other material agreements or contracts; cross-default to other indebtedness; bankruptcy or insolvency; material judgments; certain ERISA events; and a change in control of Borrower.

INDEMNITY                 The Borrower will indemnify, pay, and hold harmless
                          the Agent and the Lenders (and their respective
                          directors, officers, employees and agents) against
                          any loss and any liability in respect to the
                          financing contemplated hereby, or the use (or
                          proposed use) of the proceeds thereof, other than any
                          loss or liability arising out of the gross negligence
                          or willful misconduct of the party seeking
                          indemnification.
OTHER TERMS
AND CONDITIONS            Customary for facilities of this type, including, but
                          not limited to, the following:
                          -- Cross default to other indebtedness
                          -- Without limiting the foregoing, such
                          additional terms and conditions as may be necessary to complete a successful syndication in the reasonable judgment of the Agent.

GOVERNING
LAW Documents shall be deemed to be executed and performable in and governed by the substantive laws of the State of Texas.




                            United Dental Care, Inc.
                        Summary of Terms and Conditions

                            UNITED DENTAL CARE, INC.

                        Summary of Terms and Conditions
                     For Proposed Revolving Credit Facility

                                  Exhibit One

                                  Pricing Grid


The Commitment Fee, Letter of Credit Fee and the Applicable Margins for Prime Rate and LIBOR loans will be determined based on the ratio of the Borrower's Total Funded Debt to Trailing Four Quarter EBITDA in accordance with the following grid. The determination will be done quarterly at the time of the delivery of the Borrower's covenant compliance certificate, or if earlier at the time of an Acquisition Drawdown on the Revolving Credit Facility. Total Funded Debt will equal the amount of total funded debt in accordance with most recent compliance certificate plus the amount of any proposed drawdown in the case of an acquisition. Trailing EBITDA will include results of the Borrower and each acquired company as if it had been part of the Borrower for the previous four quarters.


                 FUNDED                                                       LETTER
LEVEL          DEBT/EBITDA       PRIME RATE +     LIBOR +     UNUSED         OF CREDIT
                                                               FEE              FEE
I              (1.00x              0.00%           1.25%       0.15%          0.625%
II             (1.50x)= 1.00x      0.00%           1.50%       0.20%          0.75%
III            (2.00x)= 1.50x      0.00%           1.75%       0.20%          0.85%
IV             )2.00x              0.25%           2.00%       0.25%          1.00%

The grid notwithstanding, the Commitment Fee and Applicable Margins shall not be less than Level III prior to delivery of the compliance certificate for the quarter ending September 30, 1996.





                            United Dental Care, Inc.
                        Summary of Terms and Conditions
                                     Page 6